AVIATION INDUSTRIES COMPLETES
              ITS FIRST TRAVEL INDUSTRY ACQUISITION
   Acquisition Program Underway; More Transactions Planned as
Prelude to Pending Merger with Integrated Marketing Professionals

Fort Lauderdale, Florida, August 12, 1998-William Forhan, recently appointed Chairman and CEO of Aviation Industries Corporation (OTC Bulletin Board: AVIA), today reported that the Company's acquisition program, targeting candidates in the travel and leisure industry is now fully underway with the completion of the purchase of Norcross, Georgia-based Business Travel, Inc. The Company acquired Business Travel, a corporate travel agency with annual sales of approximately $25 million, in exchange for $1.2 million, consisting of a combination of cash and restricted common stock. Further terms of the transaction were not yet disclosed.

Founded in 1982, Business Travel specializes in corporate travel, with over 400 corporate accounts, of which approximately half operate on a fee basis and with the majority of their account averaging between $100,000 and $250,000 annually.

"This transaction marks our first acquisition since the management of Integrated Marketing Professionals assumed operational control of Aviation Industries," commented William G. Forhan, Chairman of both Aviation Industries and Integrated Marketing Professionals. "Business Travel fits perfectly with our overall business mix, particularly Integrated Marketing's Reser Corporation subsidiary, an Atlanta, Georgia-based reservations center that services wholesale travel companies. Additionally, we foresee opportunities to market packaged casino vacations offered by Integrated Marketing to the more than 20,000 people employed by Business Travel's corporate clients. We are now working to complete additional transactions in the weeks ahead that are designed to further enhance our vertical integration and expand our growth in the travel and leisure industry. Overall, our acquisition strategy is centered on companies that compliment the business mix expected to develop as a result of the pending merger of Aviation Industries and Integrated Marketing Professionals."

As previously reported, Aviation Industries Corporation has agreed to acquire Integrated Marketing Professionals, Inc. (OTC Bulletin Board: POKR) in a transaction valued at approximately $11.9 million. Pursuant to the terms of the definitive merger agreement, Aviation Industries reconstituted its Board of Directors to consist of the five members of the Board of Directors of Integrated Marketing Professionals, as well as Diran Kaloustian, previously a director of Aviation Industries. Completion of the transaction is subject to the completion of regulatory review by the Securities and Exchange Commission, as well as approval by shareholders of each company.

Aviation Industries Corp, which holds an equity position in Newark, N.J-based KIWI International Air Lines, is recently formed investment concern seeking acquisition opportunities in the travel and leisure industry.

Integrated Marketing Professionals, Inc., formerly known as Casino Airlink, Inc., is a diversified travel and leisure
company.   The  Company  is currently the exclusive  provider  of
packaged casino vacations from five cities in Florida and Atlanta, Georgia to the Mississippi Gulf Coast, which include non-stop, round trip jet service, destination airport transfers, ground handling, 2-3 night deluxe hotel accommodations, nightly buffet meals and access to 24-hour Las Vegas style gaming and
entertainment.    Additional  information  regarding   Integrated
Marketing Professionals may be found on the Internet at PR Newswire's Web sit (http://www.prnewswire.com) under Company News
On-Call,         or         accessed         directly          at
http://www.prnewswire.com/gh/cnoc/comp/123827.html.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in the press release other than historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.